EXHIBIT 10.6
INTERIM INVESTORS AGREEMENT
This Interim Investors Agreement (this “Agreement”) is made as of November 7, 2014 by and among FC Domino Acquisition, LLC, a Delaware limited liability company (“Buyer”), Safanad Management Limited, a Cayman Islands exempted company (“Safanad”), NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (“NorthStar” and, together with Safanad, “Guarantor Investors”) and Formation Capital LLC, a Delaware limited liability company (“FC” and, together with the Guarantor Investors, the “Investors”).
RECITALS
1.On the date hereof, Buyer and Extendicare International Inc. (“Seller”) have executed and delivered a Share Purchase Agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Purchase Agreement”) pursuant to which Buyer has agreed to purchase from Seller all of Seller’s right, title and interest in and to all of the outstanding capital stock of Extendicare Holdings Inc. (the “Company”) (the “Acquisition”) on the terms and subject to the conditions set forth therein.
2.    Each of the Guarantor Investors has, on the date hereof, executed a letter agreement in favor of Buyer in which each such Investor has agreed, subject to the terms and conditions set forth therein, to contribute or cause to be contributed a cash equity investment in Buyer, directly or indirectly through one or more new entities formed by FC (the entity in which FC and NorthStar shall hold direct interests, the “Formation Member”, the entity in which Formation Member and Safanad shall hold direct interests (and which shall be the direct parent of Buyer), the “Joint Venture” and, together with Buyer and the Formation Member, the “Buyer Group”), and FC has executed a letter agreement with NorthStar to make a portion of the contributions required by NorthStar, in each case, at the Closing (as hereinafter defined) (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, each, an “Equity Commitment Letter”).
3.    On the date hereof, (a) each of the Guarantor Investors has executed a limited guarantee in favor of Seller in which each such Investor has agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Buyer (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, each, a “Guarantee”), and (b) FC has entered into an Escrow Agreement with NorthStar and Madison Title Agency, LLC, as Escrow Agent, pursuant to which FC has deposited certain funds into an account to secure a portion of the payment obligations incurred by NorthStar with respect to the Deposit (as defined in the Purchase Agreement) or under such Guarantee.

4.    Each of the Guarantor Investors has, on the date hereof, deposited fifty percent (50%) of the Deposit in an interest-bearing escrow account pursuant to the terms of the Deposit Escrow Agreement.
5.    The Investors wish to agree to certain terms and conditions that will govern the actions of the Buyer Group and the relationship among the Investors with respect to the Purchase Agreement, the Equity Commitment Letters, the Guarantees and the Deposit, and the transactions contemplated by each.
AGREEMENT
Therefore, the parties hereto hereby agree as follows:

1.EFFECTIVENESS; DEFINITIONS.
1.1.    Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.1, 1.2, 2.5, 2.6, 2.8, 2.10, 2.11 and 4) upon the earliest of (i) the closing of the Acquisition (the “Closing”) and (ii) the termination of the Purchase Agreement in accordance with its terms; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination. Sections 2.1, 2.2, 2.3, 2.4, 2.7, 2.8 and 2.10 shall terminate immediately following the Closing.
1.2.    Definitions. Certain terms are used in this Agreement as specifically defined herein. Certain of those definitions are set forth in Section 3 hereof. Capitalized terms used herein but not defined shall have the meanings given to them in the Purchase Agreement.
2.    AGREEMENTS AMONG THE INVESTORS.
2.1.    Actions of the Buyer Group Under the Purchase Agreement. The Investors may cause Buyer to take any action or refrain from taking any action in order for Buyer to comply with its obligations, satisfy its closing conditions or exercise its rights under the Purchase Agreement, including, without limitation, consummating the Acquisition if the conditions to closing specified in Sections 6.1 and 6.2 of the Purchase Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any covenants, agreements and Closing Conditions contained in the Purchase Agreement, and amending or modifying the Purchase Agreement. Buyer shall not, and the Investors shall not permit Buyer to waive compliance with any covenants, agreements and Closing Conditions contained in the Purchase Agreement, amend or modify the Purchase Agreement, terminate the Purchase Agreement, close the Acquisition unless all Closing Conditions have been satisfied or waived by agreement of the Investors, or take any other action with respect to the Purchase Agreement, unless such action has been approved by each of the Investors.
2.2.    Debt Financing. Safanad and FC shall use their respective reasonable best efforts to cause Buyer and/or any direct or indirect subsidiary of Buyer on the Closing Date to negotiate,

enter into and borrow under definitive agreements relating to debt financing to be provided at the Closing to Buyer or the Company on the terms set forth in the debt commitment letters attached as Exhibit A hereto (the “Debt Commitment Letters”) and/or such additional or modified terms as the Investors may approve. Without limiting the foregoing, Safanad and FC shall use their respective commercially reasonable efforts to obtain alternate debt financing to replace the First Senior Loan and Second Senior Facility (as defined in the Debt Commitment Letters) on terms and conditions more favorable to Buyer than as set forth in the Debt Commitment Letters and such additional or modified terms as NorthStar may approve.
2.3.    Organizational Documents.
2.3.1.    Each Investor agrees to negotiate in good faith with the other Investors to enter into, prior to or concurrently with the Closing, an amended and restated operating agreement of Joint Venture, which shall contain terms in accordance with the Summary of Terms and Conditions attached hereto as Exhibit B (the “Equity Term Sheet”) and such other terms customary for transactions of this type to which the Investors may agree.
2.3.2.    NorthStar and FC agree to negotiate in good faith with one another to enter into, concurrently with the Closing, an amended and restated operating agreement of Formation Member, which shall contain terms in accordance with the Equity Term Sheet and such other terms customary for transactions of this type to which NorthStar and FC may agree.
2.3.3.    Each Investor agrees to negotiate in good faith with the other Investors the terms of an amended and restated operating agreement of Buyer, to be entered into immediately prior to such time as Buyer commences operations as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), such terms to include, among other things, provisions that will enable Buyer to operate in compliance with the organizational and operational requirements to which REITs are subject under the Code (the "REIT Requirements").
2.4.    Equity Commitments.
2.4.1.    Each Investor hereby affirms and agrees that it is bound by the provisions set forth in its Equity Commitment Letter and that Buyer (or NorthStar in the case of FC's Equity Commitment Letter) shall be entitled to enforce the provisions of each Equity Commitment Letter in accordance with this Agreement and the terms of such Equity Commitment Letter upon the direction of (a) the Seller if the Seller is permitted to cause Buyer to enforce the provisions of the Equity Commitment Letter under the specific circumstances and as specifically set forth therein and in Section 10.7(b) of the Purchase Agreement and does in fact so cause Buyer to enforce such provisions, in which case, for the avoidance of doubt, NorthStar shall be entitled to enforce the provisions of FC’s Equity Commitment Letter, or (b) if (i) the Investor(s) seeking to enforce the Equity

Commitment Letter have determined that all Closing Conditions have been satisfied and (ii) Buyer or the Company has received (simultaneously with the Closing) the proceeds of the Debt Financing. None of the Investors or Buyer shall attempt to enforce any Equity Commitment Letter until the conditions set forth in this Section 2.4.1 have been satisfied.
2.4.2.    Each Investor agrees to vote, if applicable, its direct and indirect equity interests in the Buyer Group to cause the Buyer Group to create such series and classes of equity interests and to issue and sell or exchange (as the case may be) such series and classes of equity interests to the Investors in accordance with the Investors’ respective Equity Commitment Letters and this Agreement (including the Equity Term Sheet); provided that each Investor shall purchase the same series and class of equity interests at the same price per share or unit (as the case may be).
2.4.3.    All equity securities issued by the Buyer Group at the Closing shall be issued to the Investors and their respective Permitted Transferees pro rata in accordance with each Investor’s Commitments, other than certain equity securities of Formation Member to be issued to the Special Members (as defined in the Equity Term Sheet) as set forth in the Equity Term Sheet.
2.4.4.    Prior to the Closing, no Investor shall, directly or indirectly, transfer any equity interests it holds in the Buyer Group other than to its Permitted Transferees, provided that (i) such Permitted Transferee executes and delivers to each other Investor a joinder to this Agreement agreeing to be bound by this Agreement as a party hereto and (ii) no such transfer to a Permitted Transferee shall relieve any Investor of its obligations hereunder.
2.5.    Expense Sharing Provisions. In the event the Acquisition is consummated, Buyer and/or the Company will bear all out-of-pocket expenses of the Investors. In the event of a termination of the Purchase Agreement, out-of-pocket expenses incurred by the Investors, including, without limitation, the reasonable fees, expenses and disbursements of lawyers, accountants, consultants and other advisors retained by the Investors shall be allocated and paid by the Investors as follows: (i) NorthStar shall be responsible for its own fees and expenses other than Debt Commitment Expenses (as defined below), (ii) Safanad and FC shall each be responsible for 50% their combined fees and expenses (excluding for the purposes of this clause (ii) all such fees and expenses of NorthStar incurred in connection with the Debt Commitment Letters and the financing contemplated thereunder, including fees and expenses related to negotiation and due diligence (“Debt Commitment Expenses”)), and (iii) NorthStar shall be responsible for 40% of the Debt Commitment Expenses, Safanad shall be responsible for 50% of the Debt Commitment Expenses and FC shall be responsible for 10% of the Debt Commitment Expenses. The obligations under this Section 2.5 shall exist whether or not the Acquisition is consummated and shall survive any termination of the other terms of this Agreement, unless all such fees and expenses have been paid by the Buyer or the Company.

2.6.    Representations and Warranties. Each Investor hereby represents and warrants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other potential investor or group of investors, Seller or the Company with respect to the subject matter of this Agreement and the Purchase Agreement, other than the agreements expressly contemplated by this Agreement, the Purchase Agreement and the Debt Commitment Letters.
2.7.    Regulatory Matters. Each Investor will use commercially reasonable efforts to supply and provide information that is complete and accurate in all material respects to any Governmental Entity or Third Party requesting such information in connection with any consent, approval, waiver or other authorization (including the Required Approvals) from such Governmental Entity or Third Party required to consummate the Acquisition. Notwithstanding anything to the contrary in this Agreement, no Investor shall, whether prior to or following the Closing, be required to, or to cause any Affiliate of any Investor or any director, officer, employee, general partner, limited partner, member, stockholder or manager of any of the foregoing to take any action, undertake any divestiture or restrict its conduct other than to provide responsive information required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances.
2.8.    Amendment and Contribution With Respect to Guarantees. The Guarantor Investors shall cooperate in defending any claim that the Guarantor Investors are, or either of them is, liable to make payments under the Guarantees. Subject to Section 2.10, each of the Guarantor Investors agrees to contribute to the amount paid or payable by such other Guarantor Investor in respect of the Guarantees so that each Guarantor Investor will have paid 50% of the aggregate amount paid under all of the Guarantees. Each of the Guarantor Investors shall not amend, supplement or otherwise modify the Guarantee to which it is a party without the consent of the other Guarantor Investor.
2.9.    Notice of Closing. To the extent reasonably practical, Buyer will use its reasonable best efforts to provide each Investor with at least 10 business days prior notice of the anticipated Closing Date under the Purchase Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement, including Section 2.4, or its Equity Commitment Letter. Any notices or correspondence received by Buyer under, in connection with, or related to the Purchase Agreement shall be promptly provided to each Investor at the address set forth in the Equity Commitment Letters, or any other address designated by such Investor in writing to Buyer.
2.10.    Indemnification.
2.10.1.    In the event that (i) the Purchase Agreement is terminated and the Purchaser Termination Fee and/or other losses or damages are payable to Seller thereunder or any amount is payable under any Guarantees and (ii) a breach by Safanad or its Permitted Transferee(s) of its obligations under its Equity Commitment Letter or this Agreement has caused the termination giving rise to such obligation to pay the Purchaser Termination Fee or other losses or damages, Safanad shall indemnify and hold harmless each other Investor (the “Safanad Indemnified Investors”) from and against all such losses or damages and any related reasonable out-of-pocket costs or reasonable expenses (the “Safanad Indemnifiable Losses”), but Safanad Indemnifiable Losses shall not include lost profits or punitive damages except to the extent recovered by the Seller or any third party from the Buyer pursuant to the Purchase Agreement. For purposes of this Section 2.10.1, Safanad or its Permitted Transferee(s) shall not be deemed to be in breach of its obligations under this Agreement to fund its Commitment if (i) the Closing Conditions have been satisfied and (ii) Safanad certifies in writing to the Safanad Indemnified Investors that it is prepared and willing to contribute or cause to be contributed its Commitment but has not contributed or caused to be contributed its Commitment because a Safanad Indemnified Investor has refused to or otherwise failed to contribute or cause to be contributed its Commitment in breach of its obligations hereunder.
2.10.2.    In the event that (i) the Purchase Agreement is terminated and the Purchaser Termination Fee and/or other losses or damages are payable to Seller thereunder or any amount is payable under any Guarantees and (ii) a breach by NorthStar or its Permitted Transferee(s) of its obligations under its Equity Commitment Letter or this Agreement has caused the termination giving rise to such obligation to pay the Purchaser Termination Fee or other losses or damages, NorthStar shall indemnify and hold harmless each other Investor (the “NorthStar Indemnified Investors”) from and against all such losses or damages and any related reasonable out-of-pocket costs or reasonable expenses (the “NorthStar Indemnifiable Losses”), but NorthStar Indemnifiable Losses shall not include lost profits or punitive damages except to the extent recovered by the Seller or any third party from the Buyer pursuant to the Purchase Agreement. For purposes of this Section 2.10.2, NorthStar or its Permitted Transferee(s)shall not be deemed to be in breach of its obligations under this Agreement to fund its Commitment if (i) the Closing Conditions have been satisfied and (ii) NorthStar certifies in writing to the NorthStar Indemnified Investors that it is prepared and willing to contribute or cause to be contributed its Commitment but has not contributed or caused to be contributed its Commitment because a NorthStar Indemnified Investor has refused to or otherwise failed to contribute or cause to be contributed its Commitment in breach of its obligations hereunder.
2.10.3.    In the event that (i) the Purchase Agreement is terminated and the Purchaser Termination Fee and/or other losses or damages are payable to Seller thereunder or any amount is payable under any Guarantees and (ii) a breach by FC or its Permitted Transferee(s) of its obligations under its Equity Commitment Letter or this Agreement has caused the termination giving rise to such obligation to pay the Purchaser Termination Fee or other losses or damages, FC shall indemnify and hold harmless each other Investor (the “FC Indemnified Investors”) from and against all such losses or damages and any related reasonable out-of-pocket costs or reasonable expenses (the “FC Indemnifiable Losses”), but FC Indemnifiable Losses shall not include lost profits or punitive damages except to the extent recovered by the Seller or any third party from the Buyer pursuant to the Purchase Agreement. For purposes of this Section 2.10.3, FC or its Permitted Transferee(s) shall not be deemed to be in breach of its obligations under this Agreement to fund its Commitment if (i) the Closing Conditions have been satisfied and (ii) FC certifies in writing to the FC Indemnified Investors that it is prepared and willing to contribute or cause to be contributed its Commitment but has not contributed or caused to be contributed its Commitment because a FC Indemnified Investor has refused to or otherwise failed to contribute or cause to be contributed its Commitment in breach of its obligations hereunder.
2.10.4.    For purposes of clause (ii) of each of Section 2.10.1, Section 2.10.2 and Section 2.10.3 and without limitation to such provisions, a "breach" by the applicable Investor of its obligations under its Equity Commitment Letter or this Agreement shall be deemed to have occurred if (i) such Investor shall have asserted that the Closing Conditions have not been satisfied, (ii) one or more of the other Investors shall have asserted that the Closing Conditions have been satisfied, (iii) a court of competent jurisdiction shall have determined that the Closing Conditions were satisfied, (iv) the Purchase Agreement shall have been terminated and (v) such termination gave rise to the obligation to pay the Purchaser Termination Fee or other losses or damages.
2.11.    REIT Matters. Immediately prior to such time as Buyer commences operations as a REIT, the Investors shall amend this Agreement to the extent necessary to ensure Buyer's ongoing ability to comply with the REIT Requirements.
2.12.    Deposit. Each Investor acknowledges that each of Safanad and NorthStar has funded 50% of the Deposit, and the Investors shall, and shall cause the Buyer Group to, take any actions consistent with the foregoing, including: (i) causing the Buyer to direct the Deposit or any portion thereof to which the Buyer is entitled to be paid equally to Safanad and NorthStar and (ii) if the Closing of the Acquisition occurs, crediting 50% of such Deposit against the amounts each of Safanad and NorthStar is required to fund pursuant to the Equity Commitment Letters.
3.    DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
“Commitments” shall, for each Investor, mean the amount of cash equity set forth in the Equity Commitment Letter delivered by such Investor to Buyer, copies of which are attached as Exhibit C hereto.
“Permitted Transferee” shall mean, in respect of any Investor: (a) in the case of Safanad and NorthStar, any controlled Affiliate of such Investor, (b) in the case of FC, a transferee permitted under “Joint Venture” of the Equity Term Sheet and (c) any other Person designated by such Investor with the written consent of the other Investors.
“Proportionate Share” shall mean the quotient, expressed as a percentage, of an Investor’s Commitments divided by the aggregate Commitments of all of the Investors.
4.    MISCELLANEOUS.
4.1.    Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all of the Investors.
4.2.    Severability. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
4.3.    Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at Law or in equity (including, without limitation, specific performance).
4.4.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that an Investor may be a partnership or limited liability company, each of the Buyer Group and each Investor by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no person other than the Investor shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any Investor or any affiliate thereof or against any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any Investor or any affiliate thereof or against any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

4.5.    No Third Party Beneficiaries. This Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement.
4.6.    Press Release; Communications. Any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the transactions contemplated hereby and the Purchase Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Investors; provided, that any Investor shall be entitled to make such public statements as are required by applicable Law, in which case each other Investor shall be advised thereof and the Investors shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. Once information has been made available to the general public in accordance with this Agreement, this Section 4.6 shall no longer apply to such information.
4.7.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. In addition, each party (i) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the above-named courts and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Purchase Agreement.
4.8.    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
4.9.    Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.10.    Other Agreements; Assignment. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein except for the Purchase Agreement, the Guarantees, the Equity Commitment Letters and such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. This Agreement shall not be assigned without the prior written consent of the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

SAFANAD MANAGEMENT LIMITED

By:    /s/ Kamal Bahamdan
Name: Kamal Bahamdan
Title: Director

NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP

By:    /s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to Interim Investors Agreement]

FORMATION CAPITAL, LLC

By:    /s/ Scott Brown
Name: Scott Brown
Title: SVP

[Signature Page to Interim Investors Agreement]

Exhibit A

Debt Commitment Letters

Exhibit B

Summary of Terms and Conditions

SUMMARY OF TERMS AND CONDITIONS
Equity Investment

Equity Investment

Exhibit B

Joint Venture:
An entity (the “Formation Member”) formed as a general partnership for the purpose of acquiring an interest (the “Formation Member Interest”) in the entity (the “Purchaser”) which will, through a subsidiary that will qualify as a REIT (“Subsidiary”), acquire (the “Transaction”) 100% of the shares in Extendicare Holdings Inc. (“ESI”). The Purchaser will be (x) owned 50% by Safanad Management Limited or one of its affiliates (“Safanad”) and 50% by the Formation Member, and (y) will have special members owned by Formation Capital LLC (“FC”) and Safanad (collectively, the “Special Members”) who will be entitled to certain fees and distributions as set forth herein.
A wholly owned subsidiary (“NorthStar”) of NorthStar Healthcare Income, Inc. (“NHI”) will acquire an 80% interest in the Formation Member (“Acquired Interest”). NHI shall not have the right to transfer all or any portion of its interest in NorthStar without the consent of Safanad, which consent may not be unreasonably withheld, it being understood that it shall be reasonable to withhold consent to a transfer if the same would likely result in the Subsidiary no longer being domestically controlled. The balance of the interests in the Formation Member (the “Formation Interest”) will be owned by principals and affiliates of FC, and any direct or interest transfers of the Formation Interest to other persons designated by FC shall require the approval of NorthStar, other than with respect to FC Permitted Transfers. For purposes hereof, “FC Permitted Transfers” means any direct or indirect transfer of the Formation Interest that if, after giving effect to such transfer: (A) the Key Principals (as hereinafter defined) possess sole control of the policies and management of the Formation Interest, and are responsible for the day-to-day management of the same; (B) owners and employees of FC will beneficially own at least 5% of the indirect interests in Formation Member and the owners and employees of FC, together with friends and family of FC, will own 20% of the indirect interests in Formation Member , and (C) such transfer is not made to a person or entity who is or is an affiliate of a competitor to NorthStar or its direct or indirect subsidiaries. Any person holding an interest in the Formation Member is referred to herein as a “Member”. For purposes hereof, “Key Principals” means Steve Fishman, Arnold Whitman and Brian Beckwith.

The Transaction is being consummated pursuant to the terms of that certain Share Purchase Agreement, dated as of November 7, 2014 (the “SPA”), by and between Extendicare International, Inc. and Subsidiary. In connection with the entry into the SPA, Purchaser, Subsidiary, FC, Safanad and NorthStar will enter into a consortium agreement that will provide for, among other things, consent rights over amendments and waivers with respect to the SPA and related agreements and customary remedies with respect to breaches under the SPA.

Exhibit B

Manager:
FC will be the sole manager of the Formation Member subject to the major decisions described below.

The definitive documentation for the Purchaser shall provide that decisions by or on behalf of the Purchaser will be made by the Formation Member and Safanad in the manner set forth in “Management” below.

Management:
The approval of Safanad and the Formation Member shall be required for any matter which is designated as a “Major Decision” pursuant to the terms of the organizational agreement of Purchaser (the “Purchaser LLC Agreement”). Pursuant to the terms of the organizational agreement of the Formation Member (the “Formation Member LLC Agreement”), NorthStar in turn will have an approval right with respect to actions by the Formation Member over such “Major Decisions.” “Major Decisions” shall be defined as substantially the same matters as the matters constituting “Significant Decisions” under Section 2.2 of the Investment Committee Agreement of Safanad Senior Care Investment Partnership V, L.P., in the form previously provided to NorthStar (the “Investment Committee Agreement”), unless otherwise agreed by the parties and except: (i) with respect to clause (4) of Section 2.2 of the Investment Committee Agreement as it relates to Dispositions of the Subsidiary it will be replaced by the terms described below under Lockout and Sale of Subsidiary, (ii) with respect to clause (8) of Section 2.2 of the Investment Committee Agreement, the rights of Safanad over deadlocks will be deleted, (iii) with respect to capital calls referred to in clause (25) of Section 2.2 of the Investment Committee Agreement, either the Formation Member or Safanad may issue capital calls (“Permitted Capital Calls”) necessary to (x) comply with debt obligations of Purchaser or any of its direct or indirect subsidiaries on loans held by NorthStar or its affiliates, and (y) fund emergency expenditures, including, without limitation, to avoid damage to persons or property but in no event as to capital calls under this clause (y) which are more than $10,000,000 per year; provided that in each case of clause (x) and (y) such capital shall only result in pro rata dilution to members that fail to contribute the same; and (v) that any of FC, Safanad and/or NorthStar shall not be entitled to cast a vote on any matter or action in which FC, Safanad and/or NorthStar, as applicable, has an actual conflict of interest (including, as it relates to NorthStar, any actual conflict as it relates to any loan by NorthStar to Purchaser and/or its subsidiaries).

The Formation Member will not approve or disapprove a Major Decision under the Purchaser LLC Agreement unless it first obtains the approval or receives the disapproval of such matter by NorthStar to the extent contemplated hereby. In no event shall the non-material ordinary course day-to-day management and activities of Purchaser and/or its direct or indirect subsidiaries constitute Major Decisions.

Exhibit B

Initial Capital Contributions:
Concurrently with the execution of the SPA, NorthStar will fund the aggregate amount of the pro rata portion of the Deposit (as such term is defined in the SPA) to be funded by the Formation Member. Any amounts funded by NorthStar on account of the Deposit (as may be reduced by the Escrow Amount) shall be credited to NorthStar's capital account following the formation of the Formation Member.

Capital Contributions:
Any capital calls by the Purchaser other than Permitted Capital Calls will require the prior approval of NorthStar.

To the extent the Purchaser, subject to the immediately preceding paragraph and “Fees and Carry” below, calls for additional capital contributions to be made by its members or partners, as applicable, FC shall provide a copy of such capital call request (each, a “Capital Call Notice”) to each Member. Upon receipt of any permitted Capital Call Notice, each Member shall be required to fund its pro rata share of the same (collectively, “Required Capital Contributions”).

Failure to Fund:
If a Member fails to fund any portion of any Required Capital Contribution other than Permitted Capital Calls, the non-defaulting Member may (i) fund such portion of such Required Capital Contribution on behalf of the defaulting member and dilute the defaulting Member's percentage interest on a 1.5:1 basis, (ii) fund such portion of such Required Capital Contribution as a loan (each, a “Member Loan”) at the rate of 20% per annum, to be repaid as set forth herein, or (iii) obtain third party equity to fund such portion of such Required Capital Contribution on terms to be determined by the non-defaulting Member. In addition, in the event that a Member fails to fund any portion of any Required Capital Contribution, such Member shall forfeit its voting rights, if any.

In addition, if (x) NorthStar is the defaulting Member with respect to any Required Capital Contribution, and (y) such Capital Call Notice required capital contributions to pay debt service under the Senior Facility and/or the Third Lien Facility, NorthStar, or its applicable affiliate who is the lender under either the Senior Facility and/or Third Lien Facility as applicable, shall be estopped from asserting that an event of default has occurred, and/or exercising any remedies, under the Facility for failure to pay the portion of the debt service to be funded by such Required Capital Contribution (any such instance, the “Loan EOD Carveout”).

Exhibit B

Guaranty for Purchaser Termination Fee:
Concurrently with the execution of the SPA, NorthStar will agree to provide, on behalf of the Formation Member, a guaranty (the “Guaranty”) for the Formation Member’s pro rata share of that certain guaranty of the Purchaser Termination Fee (as such term is defined in the SPA). Concurrently with the execution of the SPA, FC will agree to deposit an amount equal to $2,500,000 (the “Escrow Amount”) with Madison Title Agency, LLC, as escrow agent (the “Escrow Agent”), which shall be held by the Escrow Agent pursuant to a Contribution and Reimbursement Agreement under which FC will agree for the benefit of NorthStar that the Escrow Amount will be used to fund FC’s pro rata portion of (x) any amounts which may be required to be funded by NorthStar under the Guaranty and/or (y) the Deposit which shall be disbursed by Escrow Agent to NorthStar on the closing date of the Transaction or, if the closing does not occur, substantially concurrently with the payment of such amounts by NorthStar.

Distributions:
Subject to the parties agreeing to reasonable reserve requirements taking into account the business needs of, and any requirement to pay debt service applicable to, Purchaser and its direct or indirect subsidiaries, the Purchaser shall make distributions of its net cash flow on a quarterly basis without the consent of any party.

Subject to requirements imposed by lenders, if any, the Formation Member shall distribute its net cash flows on a quarterly basis.

Exhibit B

Fees and Carry:
(a) A management fee (the “Management Fee”) in respect of the services rendered by FC and Safanad to the Purchaser and its subsidiaries of 65 bps on the aggregate acquisition cost (including leverage, but excluding any portion of the purchase price representing adjustments for cash or cash equivalents, and excluding any contingent payments unless such amounts are actually paid) of all investments held directly or indirectly by such entities, respectively, shall be paid monthly in arrears. NorthStar shall have no rights to participate in, or receive any portion of, such management fee. The Management Fee will be subordinated to payments of debt service and any then-current capital, operating or other expenses of Purchaser or its subsidiaries. Purchaser shall not be permitted to make capital calls in any fiscal year to fund more than 2/3 of the aggregate Management Fee payable to FC and Safanad during the applicable fiscal year.

(b) The Purchaser and/or its subsidiaries shall pay to FC and Safanad upon the closing of (x) the Transaction, and (y) an acquisition of any new property by such respective entities, an acquisition fee in an aggregate amount equal to one percent (1.0%) of the aggregate acquisition cost (including leverage, but excluding any portion of the purchase price representing adjustments for cash or cash equivalents, and excluding any contingent payments unless such amounts are actually paid) of either the Transaction or such property, as applicable. NorthStar shall have no rights to participate in, or receive any portion of, such acquisition fee.

(c) The cash flow waterfall of the Purchaser shall be as follows:

     (i) payment of any principal amount and interest under a Member Loan (or the equivalent thereof under the Purchaser’s governing documents);

     (ii) to the Formation Member and Safanad until they receive compound interest on their contributed capital of a percentage amount equal to 10% per annum;

     (iii) to the Formation Member and Safanad until they receive 100% of their contributed capital;

     (iv) a 50/50 catch up split between the Special Members, on the one hand and the Formation Member and Safanad, on the other hand, until the Special Members have received an amount equal to 20% of the difference between (x) all amounts distributed by the Purchaser, and (y) the aggregate capital contributions of all Members to the Purchaser; and

     (v) 80% to the Formation Member and Safanad and 20% to the Special Members.

Exhibit B

Restrictions on Transfer:
Any Member shall be permitted to transfer its interest in the Formation Member to an affiliate of such Member without the consent of any other Member, except as set forth under “REIT Status.” Except for the foregoing, no other direct or indirect transfers of interests in the Formation Member shall be permitted without the consent of FC and NorthStar.

Exhibit B

Lockout and Sale of Subsidiary:
Any sale of the Subsidiary by Purchaser for the 42 month period following the closing of the Transaction (the “Major Decision Period”) shall be a Major Decision requiring the consent of each of the Formation Member (which consent shall in turn require NorthStar’s consent in accordance with “Management” above) and Safanad.  At any time after the expiration of the Major Decision Period, Safanad may notify the Formation Member of its desire to cause the Purchaser to sell the Subsidiary. After receipt of such notice (a “Liquidity Notice”) from Safanad, Safanad and the Formation Member shall negotiate in good faith for a period of six (6) months to determine how they collectively want to proceed (the “Negotiation Period”), provided that the Negotiation Period will be shortened to three (3) months if Safanad delivers a Sale Notice at any time following the 48 month anniversary of the closing of the Transaction. Safanad may not deliver more than one Liquidity Notice during any consecutive 12-month period.

If upon the expiration of the Negotiation Period the parties have not reached an agreement and Safanad still desires to cause the Purchaser to sell the Subsidiary, Safanad shall have the right to cause Purchaser to obtain an appraisal from an independent qualified third party appraiser reasonably acceptable to all parties of the fair market value of the Subsidiary (such fair market value determination, the “Price”).

Following receipt of such appraisal, Safanad may notify the Formation Member that it has decided not to cause Purchaser to sell the Subsidiary or that it would like Purchaser to sell the Subsidiary for an amount equal to the Price.  If Safanad determines that it desires to cause the Purchaser to sell the Subsidiary at the Price, the Formation Member (or, as set forth in the immediately following sentence, FC and/or NorthStar) shall have the right to purchase, which right shall be exercised in the manner set forth in the immediately following sentence, Safanad’s indirect interest in the Subsidiary for the net proceeds (the "Safanad's Interest Price") that would be distributed to Safanad in the event the Subsidiary were sold for an amount equal to the Price, after deducting all applicable costs and expenses and debt repayment.  Either FC or NorthStar shall be entitled to exercise the Purchase Right on behalf of the Formation Member, in which case the electing party shall (or may cause an affiliate to) acquire Safanad’s indirect interest in the Subsidiary on the terms set forth herein; provided, that if both FC and NorthStar desire to exercise the Purchase Right, then Safanad’s indirect interest in the Subsidiary shall be allocated pro rata between FC and NorthStar. If the Formation Member does not exercise the Purchase Right, then Safanad shall be permitted to cause the Purchaser to sell the Subsidiary pursuant to a customary sale process, and customary sale contract, reasonably acceptable to Safanad and the Formation Member for a cash amount equal to or greater than the Price.

Appropriate and reasonable time periods for each response and the sales process to be set forth in the Purchaser LLC Agreement.

Exhibit B

REIT Status:
The parties currently intend that the Subsidiary will qualify as a domestically controlled qualified investment entity for purposes of Section 897(h) of the Code throughout the term of the investment, and will use commercially reasonable efforts to ensure that it qualifies as such. No direct or indirect interest in the Subsidiary shall be acquired by any person that is not a US person for purposes of determining whether the Subsidiary qualifies as a domestically controlled REIT without Safanad’s prior written approval; provided that nothing contained herein shall be deemed to prohibit, or require the approval of Safanad or FC for, any transfer or listing of shares of NHI, and NHI's obligations above are subject to the fiduciary duties of NHI and its Board of Directors to its shareholders and to other constituencies.

The parties agree to work in good faith to cause the Purchaser LLC Agreement to include provisions permitting Safanad to restructure and/or transfer its interest in the Purchaser to protect itself if the Subsidiary is expected to lose its status as a domestically controlled qualified investment entity; provided such transfer or restructuring would not adversely impact NorthStar or Formation in any material respect.

Exhibit C

Equity Commitment Letters